Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated April 12, 2010
Relating to Preliminary Prospectus Supplement dated April 12, 2010
Registration Statement No. 333-161697
Lowe’s Companies, Inc.
Final Term Sheet
Dated April 12, 2010
4.625% Notes Due 2020

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	April 15, 2020

Coupon (Interest Rate):	4.625% per annum

Price to Public (Issue Price):	99.818% of principal amount, plus accrued interest from the expected settlement date

Yield to Maturity:	4.648%

Net Proceeds:	$496,840,000 (before transaction expenses)

Benchmark Treasury:	UST 3.625% due February 15, 2020

Benchmark Treasury Price and Yield:	98-06; 3.848%

Spread to Benchmark Treasury:	0.80% (80 basis points)

Make Whole Call:	T+ 15 basis points (before six months prior to the maturity date)

Par Call:	Within six months prior to the maturity date

Trade Date:	April 12, 2010

Settlement Date (T+3):	April 15, 2010

Underwriters:	Banc of America Securities LLC J.P. Morgan Securities Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.

Barclays Capital Inc.
BB&T Capital Market, a division of Scott & Stringfellow, LLC
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Keegan & Company, Inc.
PNC Capital Markets LLC

Loop Capital Markets, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Long-term debt ratings:	Moody’s, A1 (Stable); S&P, A (Stable); Fitch, A+ (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

5.800% Notes Due 2040

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	April 15, 2040

Coupon (Interest Rate):	5.800% per annum

Price to Public (Issue Price):	99.915% of principal amount, plus accrued interest from the expected settlement date

Yield to Maturity:	5.806%

Net Proceeds:	$495,200,000 (before transaction expenses)

Benchmark Treasury:	UST 4.375% due November 15, 2039

Benchmark Treasury Price and Yield:	94-23+; 4.706%

Spread to Benchmark Treasury:	1.10% (110 basis points)

Make Whole Call:	T+ 20 basis points (before six months prior to the maturity date)

Par Call:	Within six months prior to the maturity date

Trade Date:	April 12, 2010

Settlement Date (T+3):	April 15, 2010

Underwriters:	Banc of America Securities LLC J.P. Morgan Securities Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.

Barclays Capital Inc. BB&T Capital Market, a division of Scott & Stringfellow, LLC BMO Capital Markets Corp.

BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Keegan & Company, Inc.
PNC Capital Markets LLC

Loop Capital Markets, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Long-term debt ratings:	Moody’s, A1 (Stable); S&P, A (Stable); Fitch, A+ (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, J.P. Morgan Securities Inc. collect at (212) 834-4533 or SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786.